Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR
REVENUE AND EARNINGS

Core Revenue Components Increase 36 Percent to a Record in 2003
Cash Flow from Operations Exceeds $4.5 Million

Minneapolis, February 11, 2004—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today reported revenue and net income for the fourth quarter and full year ended December 31, 2003.  These results are in line with the guidance the company provided on January 8, 2004.

Total revenue for the fourth quarter of 2003 was $5.2 million versus $6.2 million in the year-ago period.  Revenue from the company’s core revenue components – software license fees and maintenance and services – was $4.8 million compared to $5.2 million in the fourth quarter of 2002.  In the 2003 fourth quarter, Vital Images reported net income of $7,000, or $0.00 per diluted share, which included a net tax benefit of $727,000, or $0.06 per diluted share, $400,000 of which relates to the reversal of the remaining portion of the deferred tax assets valuation allowance and $327,000 that relates to the tax benefit from the company’s operating loss in the fourth quarter of 2003.  Net income for the fourth quarter of 2002 was $416,000, or $0.04 per diluted share.

For the full year 2003, total revenue rose to $26.8 million, a 27 percent increase over $21.1 million in 2002.  Revenue from core revenue components increased 36 percent to $24.7 million from $18.2 million in the prior year.  In 2003, net income reached $8.1 million, or $0.69 per diluted share, versus $790,000, or $0.08 per diluted share, in the prior year.  The full-year net income for 2003 includes a net tax benefit of $6.5 million, or $0.55 per diluted share.

Fourth-quarter 2003 sales through the company’s distribution agreement with Toshiba Medical Systems Corporation were $1.4 million, or 27 percent of total revenue.  For the full year 2003, Toshiba-related revenue accounted for $11.2 million, or 42 percent of total revenue.  In December, Vital Images renewed its distribution agreement with Toshiba through the end of 2004. Under this partnership, Toshiba offers Vital Images’ Vitrea software to its CT scanner customers through subsidiaries and distributors in the United States and more than 50 countries worldwide.

“While our fourth-quarter revenue shortfall was unquestionably a disappointment, we reported a significant full-year revenue increase over 2002, particularly in core revenue components,” said Jay D. Miller, Vital Images’ president and chief executive officer.  In 2003, Vital Images added

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more than 400 Vitrea licenses, the company’s flagship software product, bringing the total number of licenses shipped to over 1,300.

“We can attribute the fourth-quarter sales slowdown to external and internal factors, namely sluggishness in CT scanner purchases; the growing evolution of the 3D medical imaging software market from a CT-based market to a PACS-based (picture archiving and communications systems) market; competitive programs; and inefficiencies in our own sales and marketing execution.  Based upon information from major CT manufacturers, we believe new CT scanners showcased at the Radiological Society of North America (RSNA) Annual Meeting in December 2003 may have stalled scanner purchases in the United States during the fourth quarter.  Meanwhile, we immediately took several measures to improve our sales execution.”  Specifically, the company upgraded a number of sales and marketing processes, including communications, training, account management and forecasting.  The company also will focus on keeping current with its sales staffing plan.

“Overall, we remain very optimistic about Vital Images’ opportunities in the 3D medical imaging market,” added Miller.  Vitrea is highly regarded for its clear, accurate images, speed and ease of use.  Driving growth are several medical community trends – particularly, faster CT and MR scanners that generate ever-increasing numbers of images per study, the need for greater productivity among radiologists and higher demand for 3D images among physicians in various specialties beyond radiology and their patients.

During the fourth quarter of 2003, the company determined that certain costs previously classified as sales and marketing expenses should be classified as cost of revenue – maintenance and services.  These costs are directly related to customer support activities and, therefore, should be reported as a cost of generating related customer service revenue.  Accordingly, the company has changed the classification of these costs from sales and marketing expenses to cost of revenue and has amended its prior-period financial information to reflect this necessary change in classification.  This change in classification had no effect on the company’s previously reported revenue, operating income, net income or earnings per share.  The company believes that this change in classification will enhance the comparability of its financial information with the financial information of other companies in the software industry.  Vital Images intends to amend certain previously-filed financial statements to reflect this change in classification.  The information set forth below gives effect to this change.

The fourth-quarter 2003 gross margin was $3.6 million compared with $4.3 million for the same period in 2002.  For the full year 2003, the gross margin was $19.7 million versus $14.8 million for 2002, an increase of 33 percent.  The gross margin rate for the 2003 fourth quarter was 68 percent versus a gross margin rate of 70 percent in the 2002 fourth quarter.  For the year 2003, the gross margin rate was 74 percent compared with 70 percent for 2002.  The gross margin totals include amounts originally classified as sales and marketing expenses totaling $677,000 and $2.5 million for the fourth quarter and full year 2003, respectively, and $540,000 and $1.7 million for the fourth quarter and full year 2002, respectively.

Total 2003 fourth-quarter operating expenses were $4.4 million, a 10 percent increase over the $4.0 million recorded for the same period in 2002.  Fourth-quarter 2003 operating expenses were approximately $800,000 lower than expected due to reduced incentive compensation resulting from the company’s fourth-quarter financial performance.  After the change in cost classification discussed above, sales and marketing expenses were $2.4 million in the 2003 fourth quarter, up

17 percent from $2.1 million in the prior-year quarter; 2003 fourth-quarter R&D expenses were $1.2 million, up 2 percent from $1.1 million in the 2002 fourth quarter; and general and administrative expenses were $740,000 in the fourth quarter of 2003 compared with $721,000 in the fourth quarter of 2002, a 3 percent increase.

Total operating expenses for 2003 were $18.3 million compared with $14.1 million for 2002, an increase of 29 percent.  Sales and marketing expenses rose 37 percent from $6.8 million in 2002 to $9.3 million in 2003; 2003 R&D expenses were $5.2 million, an increase of 25 percent over the $4.1 million in 2002; and general and administrative expenses increased 19 percent from $3.2 million in 2002 to $3.8 million in 2003.

As of December 31, 2003, the company had cash, cash equivalents and marketable securities totaling $34.2 million versus $10.6 million as of December 31, 2002.  The 2003 year-end balance benefited from a mid-year private placement, which netted the company approximately $19.0 million, and positive cash flow from operations added $500,000 and $4.6 million for the fourth quarter and full year 2003, respectively.  Expenditures for property and equipment totaled $652,000 in the fourth quarter of 2003 and $2.1 million for all of 2003.

Expanding Networking Capabilities

The PACS market and Web-based products offer new growth opportunities for the company.  PACS solutions enable hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports across the enterprise.  These systems eliminate the need for film-based imaging and significantly improve productivity by automating workflow.

In early January 2004, Vital Images signed a definitive agreement to acquire HInnovation, Inc., a private Milwaukee-based provider of software solutions that allow physicians to use low-end PCs or notebook computers to access 2D, 3D and 4D medical applications securely over the Internet.  Vital Images expects to close the transaction in February.

“Many 3D imaging customers place a high priority on networking capabilities, and we’re responding accordingly,” said Miller.  “Our pending acquisition of HInnovation and joint PACS distribution agreement with McKesson Information Solutions are initiatives to provide enterprise-wide 3D visualization and analysis.  Once the HInnovation acquisition closes, we plan to ‘Vitalize’ the iConnection™ product and complete our sales training.  We expect revenue from HInnovation and the McKesson agreement to ramp up through 2004.”

At RSNA, Vital Images introduced Vitrea 2, Version 3.4.  This new release contains capabilities that allow users to access Vitrea software licenses from multiple locations within an enterprise.  With concurrent licensing capabilities, radiologists can access a single Vitrea license from a reading room, private offices and other locations within a secure local area network.  In addition, Version 3.4 includes automated tools for examining coronary, carotid and peripheral arteries, and the integration of the ImageChecker® CT LN-500 from R2 Technology, Inc. into Vitrea for lung cancer assessment.

In addition, Vital Images launched a branding program at RSNA with the theme “The Image of Understanding.”  The company’s refined corporate mission is to continuously develop industry-leading visualization and analysis tools that enhance physicians’ ability to cement their role as a critical component in exceptional patient care.  By living this mission, Vital Images is addressing one of the primary needs of the physician – providing access to sophisticated yet simple-to-use tools to quickly process patient data for diagnostic and treatment planning purposes.

First-Quarter and 2004 Outlook

For the first quarter of 2004, Vital Images expects total revenue of $6.5 million to $7.5 million and a net loss of $900,000 to $1.3 million, or approximately $0.08 to $0.11 per share.  The net loss amounts include estimated amortization costs of $200,000 and a write-off of in-process R&D costs of approximately $1.0 million related to the acquisition of HInnovation, which will be accounted for as the purchase of a business under FASB Statement No. 141, “Business Combinations.”

Miller noted, “In 2003, our forecasts assumed solid growth in the CT, MR and PACS markets and an improving overall economy.  For the year 2004, we expect flat growth in the CT and MR markets and continued positive growth in the PACS market.  Accordingly, we are revising our 2004 revenue growth guidance to 25 percent to 35 percent.”

The company anticipates revenue growth to be driven largely by increases in the CT market segment, its PACS and Web-based business, and sales to its installed base.  Approximately 5 percent to 10 percent of the company’s 2004 revenue is expected to be generated from the PACS market with sales by McKesson and sales of the Web-enabled iConnection product by Vital Images, positioning the company for stronger revenue and profitability growth in 2005.

With more than $2 million in non-cash charges anticipated in 2004 for the amortization of intangible assets and the write-off of in-process R&D costs from the HInnovation acquisition, the company expects to report a net loss for the year 2004 of less than $900,000, or $0.08 per share, with quarterly profitability occurring by the fourth quarter of 2004.  The company anticipates positive cash flow from operations in 2004.

Vital Images will begin reporting its results in 2004 on a fully taxed basis.  The company expects its long-term effective income tax rate to be between 36 and 40 percent.  However, during 2004, the company expects its effective tax rate to be in excess of this range due to the impact of certain permanent tax reporting differences, including the research and development tax credit.  The company expects to be able to limit the amount of federal taxes it pays in the next few years by utilizing its net operating loss and research and development tax credit carryforwards.

Conference Call and Webcast

Vital Images will host a live Webcast of its fourth-quarter earnings conference call today, Wednesday, February 11, at 10:30 a.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available from 12:30 p.m. CT, Wednesday, February 11, 2004, until 6:00 p.m. CT, Friday, March 12, 2004.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID# 568124.  The audio replay will be available beginning at 12:30 p.m. CT on Wednesday, February 11, 2004, through 5:00 p.m. CT on Wednesday, February 18, 2004.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended September 30, 2003.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended Dec. 31,		For the 12 Months Ended Dec. 31,
	2003	2002	2003	2002
Revenue:
License fees	$3,152	$3,896	$18,389	$14,212
Maintenance and services	1,631	1,341	6,320	4,019
Hardware	429	969	2,066	2,885
Total revenue	5,212	6,206	26,775	21,116

Cost of revenue:
License fees	312	369	1,818	1,250
Maintenance and services	952	766	3,774	2,863
Hardware	382	722	1,479	2,195
Total cost of revenue	1,646	1,857	7,071	6,308

Gross margin	3,566	4,349	19,704	14,808

Operating expenses:
Sales and marketing	2,450	2,098	9,318	6,795
Research and development	1,164	1,142	5,168	4,143
General and administrative	740	721	3,807	3,193
Total operating expenses	4,354	3,961	18,293	14,131

Operating income (loss)	(788)	388	1,411	677
Interest income	68	41	214	135

Income (loss) before income taxes	(720)	429	1,625	812
Provision (benefit) for income taxes	(727)	13	(6,507)	22

Net income	$7	$416	$8,132	$790

Net income per share - basic	$0.00	$0.05	$0.80	$0.09

Net income per share - diluted	$0.00	$0.04	$0.69	$0.08

Shares used in per share calculations:
Basic	11,119	8,975	10,189	8,861

Diluted	12,659	9,859	11,848	9,822

Vital Images, Inc.

Balance Sheets

(In thousands)

	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,112	$8,122
Marketable securities	4,079	2,508
Accounts receivable, net	4,982	4,971
Deferred tax assets	275	—
Prepaid expenses and other current assets	672	499
Total current assets	40,120	16,100
Property and equipment, net	3,043	2,157
Other assets	144	—
Deferred tax assets	9,500	—
Licensed technology, net	450	570

TOTAL ASSETS	$53,257	$18,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,485	$758
Accrued payroll	1,348	1,487
Deferred revenue	5,055	3,871
Accrued royalties	556	546
Other current liabilities	285	219
Total current liabilities	8,729	6,881

Deferred revenue	265	225
Total liabilities	8,994	7,106

Shareholders’ equity:
Common stock	111	90
Additional paid-in capital	56,109	31,719
Accumulated deficit	(11,957)	(20,088)
Total shareholders’ equity	44,263	11,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,257	$18,827

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